Exhibit 99.1

Adicet Reports Fourth Quarter and Full Year 2020 Financial Results and Provides Business Update

•	Received IND clearance and initiated first-in-human Phase 1 clinical trial for lead asset, ADI-001, an anti-CD20 allogeneic CAR gamma-delta T cell therapy, interim clinical data expected in 2021

•	Successfully raised $143.6 million in net proceeds through a public offering and concurrent private placement to advance a pipeline of CAR gamma-delta T cell therapies

Menlo Park, CA and Boston, MA – March 11, 2021 – Adicet Bio, Inc. (Nasdaq: ACET), a biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer and other diseases, today reported financial results and provided a business update for the fourth quarter and full year ended December 31, 2020.

“Over the past year, Adicet achieved several development and operational milestones including the initiation of our first-in-human Phase 1 for ADI-001 for the treatment of B cell non-Hodgkin’s lymphoma, the completion of our merger with resTORbio, and the expansion of our leadership team with the appointments of Nick Harvey as Chief Financial Officer, Dr. Don Healey as Chief Technology Officer and Dr. Bastiano Sanna and Dr. Andrew Sinclair to our Board of Directors,” said Chen Schor, President and Chief Executive Officer of Adicet. “Recently, we successfully raised significant capital to support further development of our robust pipeline comprising of gamma delta T cell therapies. These accomplishments have put us in a strong position to execute on our Phase 1 study of ADI-001, with interim clinical data expected in 2021, and expand our pipeline of “off-the-shelf” gamma delta T cell therapies that will potentially provide for a targeted, durable, and on demand treatment option for solid and hematologic tumors.”

Full Year 2020 & Recent Business Updates:

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Successfully raised $143.6 million in net proceeds through a public offering and concurrent private placement. In February 2021, Adicet Bio successfully completed a capital financing of $152 million in aggregate gross proceeds.    After deducting underwriting discounts and commissions and offering expenses, the Company received $143.6 million of net proceeds. The Company plans to utilize the net proceeds from the financing to advance its gamma delta T cell therapies.

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Appointed two new members to the Company’s Board of Directors. In December 2020, Adicet announced the appointment of Bastiano Sanna, Ph.D., to its Board of Directors. Dr. Sanna brings significant expertise in advancing research, development and manufacturing of cell therapies. He currently serves as Executive Vice President and Chief of Cell and Genetic Therapies at Vertex Pharmaceuticals. In March 2021, Adicet announced the appointment of Andrew Sinclair, Ph.D., to its board of directors. Dr. Sinclair brings significant financial and scientific experience amassed through his career. He currently serves as a partner and portfolio manager at Abingworth LLP, a life sciences investment group.

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Strengthened the management team with the appointment of Nick Harvey as Chief Financial Officer and Dr. Don Healey as Chief Technology Officer. In September 2020, Adicet announced the appointment of Nick Harvey as Chief Financial Officer. Mr. Harvey leads the execution of the Company’s financial strategy, as well as manages activities related to accounting, capital markets and business operations. He brings over two decades of experience in financial operations, capital markets, investor relations and M&A transactions to the Adicet team, as well as extensive experience managing the corporate growth of life sciences companies.

In October 2020, Adicet announced the appointment of Don Healey, Ph.D., as Chief Technology Officer. Dr. Healey leads the development of Adicet’s genetically-modified T cell therapies for clinical development and commercialization, including manufacturing, viral vector operations and analytics. Dr. Healey brings nearly two decades of experience in cell therapy development and manufacturing to the Adicet team.

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Completed merger with resTORbio. In September 2020, Adicet announced the completion of its merger with resTORbio, Inc. and commenced trading under the ticker symbol “ACET” on the Nasdaq Global Market on September 16, 2020.

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Received $10 million product development milestone from Regeneron. In August 2020, Adicet received a $10 million milestone payment associated with ADI-002 meeting key preclinical development goals, in accordance with the terms of its strategic collaboration with Regeneron.

Financial Results for Fourth Quarter and Full Year 2020:

Three months Ended December 31, 2020

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Research and Development (R&D) Expenses: R&D expenses were $9.7 million for the three months ended December 31, 2020, compared to $6.5 million during the same period in 2019. The $3.2 million increase is primarily driven by an increase of $1.7 million in payroll and personnel expenses due to increases in headcount of employees involved in research and development activities and an increase of $1.3 million in fees incurred for CRO and consultant costs due to initiating and ramping up clinical development activities related to our first product candidate ADI-001. Payroll and personnel expenses for the three months ended December 31, 2020 includes $0.6 million of non-cash stock-based compensation expense compared to $0.1 million during the same period in 2019.

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General and Administrative (G&A) Expenses: G&A expenses were $5.1 million for the three months ended December 31, 2020, compared to $2.6 million during the same period in 2019. The $2.5 million increase is primarily driven by an increase of $1.0 million of payroll and personnel expenses, an increase of $0.7 million of professional fees for legal, consulting, accounting, tax and other services, and an increase of $0.8 million in facility and other expenses. Payroll and personnel expenses for the three months ended December 2020 includes $1.1 million of non-cash stock-based compensation expense compared to $0.2 million during the same period in 2019.

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Net Loss: Net loss attributable to common shareholders for the three months ended December 31, 2020 was $9.0 million, or a net loss of $0.46 per basic and diluted share, including non-cash stock-based compensation expense of $1.6 million, as compared to a net loss of $6.6 million during the same period in 2019, or a net loss of $3.05 per basic and diluted share, including non-cash stock-based compensation expense of $0.3 million.

Twelve Months Ended December 31, 2020

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Research and Development (R&D) Expenses: R&D expenses were $34.3 million for the year ended December 31, 2020, as compared to $23.7 million for year ended December 31, 2019. The increase of $10.6 million in R&D expenses year-over-year was primarily due to an increase of $5.3 million related to payroll and personnel expenses due to increases in headcount of employees involved in research and development activities and an increase of $4.6 million in fees incurred for CMO, CRO and consultant costs due to initiating and ramping up manufacturing and clinical development activities related to our first product candidate ADI-001.

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General and Administrative (G&A) Expenses: G&A expenses were $22.8 million for the year ended December 31, 2020, compared to $8.7 million for the year ended December 31, 2019. The increase was primarily due to an increase of $7.1 million of professional fees for legal, consulting, accounting, tax and other services related to transaction costs incurred in connection with the merger with resTORbio, an increase of $4.1 million of facilities and other expenses and an increase of $2.7 million of non-cash stock compensation expense.

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Net Loss: Net loss attributable to common shareholders for the year ended December 31, 2020 was $36.7 million, or a net loss of $5.01 per basic and diluted share, including non-cash stock-based compensation expense of $5.3 million, as compared to a net loss of $28.1 million during the same period in 2019, or a net loss of $13.15 per basic and diluted share, including non-cash stock-based compensation expense of $1.2 million.

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Cash and Marketable Debt Securities Position: Cash, cash equivalents and marketable debt securities were $94.6 million as of December 31, 2020 as compared to $62.4 million as of December 31, 2019. In February 2021, the Company successfully completed a capital financing of $152 million in aggregate gross proceeds. The Company expects that current cash, cash equivalents and marketable securities will be sufficient to fund its operating expenses at least into second half of 2023.

About Adicet Bio, Inc.

Adicet Bio, Inc. is a biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer and other diseases. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors and T cell receptor-like antibodies to enhance selective tumor targeting, facilitate innate and adaptive anti-tumor immune response, and improve persistence for durable activity in patients. For more information, please visit our website at http://www.adicetbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to business and operations of Adicet including, but not limited to, express or implied statements regarding preclinical and clinical development of Adicet’s product candidates, including future plans or expectations for ADI-001 and ADI-002 and potential therapeutic effects of ADI-001 and ADI-002, the timing and outcome of discussions with FDA and other regulatory agencies, expectations regarding the design, implementation, timing, and success of its current and future clinical studies of ADI-001, including whether they are pivotal or would support registration, expectations regarding its other CAR T cell therapy development activities, Adicet’s growth as a company and the anticipated contribution of the members of its board of directors to its operations and progress, and its expectations regarding its uses of capital, expenses, future accumulated deficit and other fourth quarter and year end 2020 financial results. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of COVID-19 on Adicet’s business and financial results, including with respect to disruptions to its clinical trials, business operations, and ability to raise additional capital; Adicet’s ability to execute on its strategy; that positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; future clinical studies may fail to demonstrate adequate safety and efficacy of our product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; regulatory developments in the United States and foreign countries; Adicet’s estimates regarding expenses, future revenue, and capital requirements; as well as those risks and uncertainties set forth in Adicet’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Adicet’s most recent annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com

Janhavi Mohite

Stern Investor Relations, Inc.

212-362-1200

janhavi.mohite@sternir.com

Adicet Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Revenue—related party	$5,410	$1,969	$17,903	$995
Operating expenses:
Research and development	9,683	6,523	34,334	23,691
General and administrative	5,076	2,623	22,760	8,692

Total operating expenses	14,759	9,146	57,094	32,383

Loss from operations	(9,349)	(7,177)	(39,191)	(31,388)
Interest income	81	377	785	938
Interest expense	(50)	—	(134)	—
Other income (expense), net	221	240	(953)	2,331

Loss before income tax benefit	(9,097)	(6,560)	(39,493)	(28,119)
Income tax expense (benefit)	(139)	18	(2,815)	19

Net loss	$(8,958)	$(6,578)	$(36,678)	$(28,138)

Net loss per share attributable to common stockholders, basic and diluted	$(0.46)	$(3.05)	$(5.01)	$(13.15)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	19,618,469	2,154,790	7,319,977	2,138,973

Adicet Bio, Inc.

Balance Sheet Data

(unaudited)

(in thousands)

	December 31,
	2020	2019
Cash, cash equivalents and marketable debt securities	$94,614	$72,988
Working capital	77,857	49,321
Total assets	153,835	81,587
Contract liabilities—related party	13,980	21,883
Accumulated deficit	(106,325)	(69,647)
Total stockholders’ equity (deficit)	109,827	(60,366)